As filed with the Securities and Exchange Commission on February 29, 2000
                       Registration No. 333-_______

================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              --------------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              --------------------
                        MAX INTERNET COMMUNICATIONS, INC.
                 (Name of small business issuer in its charter)

              Nevada                   3577                    75-2715335
(State or jurisdiction of      (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                                8115 Preston Road
                               Eighth Floor - East
                               Dallas, Texas 75225

                                 (214) 691-0055
                          (Address and telephone number
                         of principal executive offices)

Lawrence R. Biggs, Jr.                                  With a copy to:
Chairman and Chief Executive Officer                    Ronald L. Brown, Esq.
8115 Preston Road                                       2200 One Galleria Tower
Eighth Floor - East                                     3355 Noel Road
Dallas, Texas 75225                                     Dallas, Texas 75240-6657
(214) 691-0055

(Name, address and telephone number
of agent for service)
                       ----------------------------------

        Approximate date of commencement of proposed sale to the public:
    From time to time after the effective date of the Registration Statement, as determined by market conditions
                       ----------------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       ----------------------------------

                                                  CALCULATION OF REGISTRATION FEE

==================================================================================================================================
      Title of Each                                       Proposed Maximum           Proposed Maximum
   Class of Securities           Amount to be            Offering Price Per         Aggregate Offering             Amount of
     to be Registered            Registered(1)                Share(2)                   Price(2)             Registration Fee(2)
     Common Stock,
     $.0001 Par Value          1,830,001 shares              $19.28125                 $35,229,807                 $9300.67

========================== =========================  =========================  ========================= =======================

(1) In addition, pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that may be issuable in connection with changes in the conversion price and resulting from stock splits, stock dividends or similar transactions.

(2) Represents the average of the bid and asked prices of the Registrant's Common Stock on February 24, 2000, in accordance with Rule 457(c) under the Act.

                       ----------------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
================================================================================

Subject to completion

                        MAX INTERNET COMMUNICATIONS, INC.

                                1,830,001 Shares

                                  Common Stock

         This prospectus relates to the offer and sale of up to 1,800,001 shares of common stock by certain of our stockholders. They are named under the heading of "Selling Stockholders" appearing at page 5. We will not receive any of the proceeds from the sale of common stock by the selling stockholders. We will pay all expenses in connection with this offering, and the selling stockholders will only be responsible for paying any sales or brokerage commissions or discounts with respect to sales of their shares.

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "MXIP". On February 24, 2000, the closing bid price for our common stock was $19.00 per share.

         For a discussion of certain considerations associated with the purchase of the common stock offered hereby, see "Risk Factors" beginning on page 2.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               _____________, 2000

                                  RISK FACTORS

         In addition to the other information presented in this prospectus, prospective investors should carefully consider the following factors in evaluating an investment in our common stock.

         We have a limited operating history. We have a limited history of operations. We were formed in accordance with a plan of reorganization of Weaver Arms Corporation confirmed by the United States Bankruptcy Court in the Central District of California on January 20, 1994. In June 1997, we acquired all of the issued and outstanding common stock of Voxcom Systems, Inc. and AmeraPress, Inc. and commenced business operations. Those companies have been closed or sold.

         We face uncertainty of market acceptance of our products and services. Developing market acceptance for our products and services will require substantial marketing and sales efforts and the expenditure of a significant amount of funds. We cannot assure you that we can successfully develop or position our products or services. We also cannot assure you that any marketing efforts we undertake will result in increased demand for or market acceptance of our products and services.

         We have recently changed the focus of our business. During 1998, we changed our business focus from marketing home based business opportunities to the manufacture of computer hardware and software. The closing of our home based business operations followed an action by the U.S. Federal Trade Commission challenging our compliance with federal laws. We defended such action and eventually settled the case with the Federal Trade Commission for a $35,000 administration fee and payment of pending requests for refunds from customers. However, we decided not to resume the home based business units. Instead we decided to focus our resources in the computer products segment.

         We have experienced severe cash shortages and other liquidity problems. We experienced severe cash shortages resulting from the operations of the discontinued businesses, plus the initial advertising, marketing, selling and overhead expenses related to the new computer product. We met these needs through the issuance of equity securities. We may require additional cash infusions before we experience consistent profitability. We may also require additional capital to finance the expected growth of our business, including the build-up of accounts receivable and purchases of inventory.

         We cannot assure you that we will be able to compete effectively. Competition for computer software and equipment is intense. New products and developments are announced regularly by larger and more active competitors in the industry. We cannot assure you that we can compete effectively.

         We depend on key personnel and the loss of those personnel could adversely affect us. We are highly dependent on our key management personnel for current operations and the expansion of our markets and products acceptance. The loss of one or more key persons could have a material adverse effect on our business and results of operations.

         Our ownership is concentrated in Management and they have significant influence over matters submitted to our stockholders. Members of the Board of Directors and certain officers own an aggregate of approximately 40% of our outstanding common stock as of the date of this prospectus. They have a significant influence over the outcome of matters submitted to the stockholders for approval, including election of our directors.

         There is a limited market for our common stock and it is possible that you could experience volatility in our stock prices. Until recently there has been only a limited trading market for our common stock. A substantial trading market may not continue for our common stock. Recent history relating to the market prices of newly public companies indicates that there may be significant volatility in the market price of our common stock.

         We have adopted various anti-takeover provisions which could limit offers to acquire us or your stock. In addition to the voting control held by officers and directors, we have in place certain agreements and provisions which could hinder or preclude an unsolicited acquisition of the company. Our Articles of Incorporation authorize the Board of Directors to issue, without stockholder authorization, shares of preferred stock, in one or more designated series or classes. Our Articles or Bylaws also contain other provisions that could hinder or preclude an unsolicited acquisition, including provisions that:

o limit the ability of stockholders to call special meetings unless called by stockholders owning at least 66-2/3% of the common stock;

o prohibit removal of directors from office except for "cause" by the affirmative vote of holders of at least 66- 2/3% of the common stock; and

o prohibit amendment of certain provisions of the Bylaws except upon a vote of 66-2/3% of the common stock.

         We are also subject to Nevada statutes regulating business combinations. Any of these agreements or provisions could discourage, hinder or preclude an unsolicited acquisition and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt. These provisions may have a depressive effect on the market price of the common stock.

         We have limited the liability of our officers and directors. Nevada law provides that a Nevada corporation may limit the personal liability of a director or officer to the corporation or its stockholders for breaches of fiduciary duty, except under certain circumstances. Our Articles provide for the maximum limit of the personal liability of officers and directors allowable under Nevada law.

         We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We will instead retain any profits to fund growth and expansion.

         We may not be able to successfully integrate subsequent strategic acquisitions that we may make. A material element of our strategy has been to expand our business through strategic acquisitions. While we continuously evaluate opportunities to make strategic acquisitions, we have no present commitments or agreements with respect to any material acquisitions. Any acquisition could have an adverse effect upon our results while the acquired business is adapting to our management and operating practices. In addition, we cannot assure you that we will be able to establish, maintain or increase profitability of an entity once it has been acquired. We may not be able to obtain adequate financing for any acquisition on terms acceptable to us.

                                   THE COMPANY

         We conduct business under the name MAX Internet Communications, Inc. We assemble through contractors and market a high performance, multi-media add-in card. The card provides both hardware and software to personal computers, emphasizing the ability to conduct video communications via the Internet. Our address is 8115 Preston Road, Eighth Floor - East, Dallas, Texas 75225, and our telephone number is (214) 691-0055, fax (214) 691-5984.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the company with the SEC are hereby incorporated by reference:

          o The Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999.

          o The Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999.

          o The proxy statement for our annual meeting of stockholders in November 1999.

          o The Quarterly Report on Form 10-QSB for the quarter ended December 31, 1999.

         In addition, all documents filed by the company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or subsequent to the date of this prospectus but prior to the termination of the offering shall be deemed to be incorporated herein by reference and made a part of this prospectus from the respective dates of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         We will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any document described above, other than exhibits (unless such exhibits are specifically incorporated by reference in any such document). Requests for such copies should be directed to Leslie Crone, MAX Internet Communications, Inc., 8115 Preston Road, Eighth Floor - East, Dallas, Texas 75225, (214) 691-0055.


                              SELLING STOCKHOLDERS

             The following table sets forth as of February 24, 2000, the names of and the number of shares that could be sold by each of the selling stockholders.

Name                                           Maximum Number             Percentage of Outstanding
                                               of Sellable Shares         Shares Owned Prior to Offering
----


Boxer Partners, LLC                                 1,127,273 (1)                        4.0%
Lynne M. Pellegrino                                     71,214(2)                        0.4%
Phillip C. Puccio, Sr.                                  71,214(2)                        0.4%
Arthur B. Whitcomb                                     62,750 (2)                        0.4%
Coleman and Company Securities, Inc.                   114,800(2)                        0.6%
Christopher P. Moore                                    62,750(2)                        0.4%
Thomas Fehr                                                10,000                        0.1%
Harold L. Clark                                            25,000                        0.1%
Leanne Sievers                                          55,000(3)                        0.3%
Thomas Palmer                                          200,000(3)                        1.1%
Mitchell Shapiro                                        30,000(4)                        0.1%

----------------------

(1) Consists of 727,273 shares of common stock and warrants to purchase 400,000 shares for $10.00 per share.

(2) Consists of warrants to purchase common stock at prices ranging from $3.75 to $10.00 per share. See "Description of Securities."

(3)  Consists of stock options at prices ranging from $0.75 to $5.00 per share.

(4)  Consists of warrants to purchase common stock at $3.75.

                              PLAN OF DISTRIBUTION

         The shares may be sold from time to time by the selling stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or on any stock exchange on which the common stock of the company may be listed at the time of sale or otherwise at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following:

          o A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

          o Ordinary brokerage transactions and transactions in which the broker solicits purchasers;

          o Privately negotiated transactions between the selling stockholder and a purchaser; or

          o    Sales pursuant to SEC Rule 144 or 144A.

         There is no underwriter or coordinating broker acting in connection with this offering. Each selling stockholder may be deemed an "underwriter" within the meaning of the Securities Act with respect to the shares of common stock offered by such selling stockholder. The company and each selling stockholder have agreed to indemnify one another against certain liabilities, including liabilities under the Securities Act.

         In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers and dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

         Upon the company being notified by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed with the SEC, if required, pursuant to Rule 424 under the Securities Act, disclosing: (a) the name of each such selling stockholder and of the participating broker or dealer; (b) the number of shares involved; (c) the price at which such shares were sold; (d) the commissions paid or discounts or concessions allowed to such broker or dealer, where applicable; (e) that such broker or dealer did not conduct any investigation to verify the information set out in this prospectus; and (f) other facts material to the transactions.

         The company has agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the shares of common stock offered by the selling stockholders, including all expenses and fees of preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of such items. The company will not pay sales or brokerage commissions or discounts with respect to sales of the shares offered by the selling stockholders.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the company consists of 100,000,000 shares of capital stock, composed of 50,000,000 shares of common stock, par value $0.0001 per share, of which there were 17,598,714 shares outstanding as of February 24, 2000, and 50,000,000 shares of preferred stock, par value $.0001 per share.

Common Stock

         Voting Rights. Each holder of shares of common stock is entitled to one vote for each share of common stock for the election of directors and on each other matter submitted to a vote of the stockholders of the company. The holders of common stock have exclusive voting power on all matters at any time. No preferred stock with superior voting rights is issued and outstanding.

         Liquidation Rights. Upon liquidation, dissolution or winding up of the company, holders of shares of common stock are entitled to share ratably in distributions of any assets after payment in full or provision for all amounts due creditors and provision for any liquidation preference of any other class or series of stock of the company then outstanding.

         Dividends. Dividends may be declared by the Board of Directors and paid from time to time to the holders of common stock, on such record dates as may be determined by the Board of Directors, out of the net profits or surplus of the company.

Warrants

         Certain stockholders of the company hold one Class A warrant for each common share owned by them. Each warrant entitles the holder to purchase one share of common stock for $4.00. If not exercised, Class A warrants expire in June 2001. For Class A warrants exercised before May 1999, the holder received one Class B warrant for each Class A warrant exercised. Each Class B warrant entitled the holder to purchase one share of common stock for $20.00. All Class B warrants have been redeemed. At February 24, 2000, there were 3,806,969 Class A warrants outstanding.

         The warrants to purchase 400,000 shares by Boxer Partners, LLC were issued as part of a private placement transaction in February 2000. These warrants entitle the holder to purchase the common stock for a price of $10.00 per share at any time before January 20, 2005. The company also agreed to register for resale the common stock issuable upon exercise of warrants, which it is closing with this prospectus. After the registration has become effective, and if the common stock has a closing bid price above $15.00 per share for 15 consecutive trading days, we may call the warrants for redemption at a nominal price, effectively forcing the warrants to be exercised. We have also agreed to adjust the exercise price of the warrants and the number of shares of common stock issuable upon exercise if we issue stock dividends, engage in stock splits, issue rights to purchase common stock below the market price, or engage in certain merger transactions.

Preferred Stock

         The Board of Directors of the company has the authority to divide the authorized preferred stock into series, the shares of each series to have such relative rights and preferences as shall be fixed and determined by the Board of Directors. The provisions of a particular series of authorized preferred stock, as designated by the Board of Directors, may include restrictions on the payment of dividends on common stock. Such provisions may also include restrictions on the ability of the company to purchase shares of common stock or to purchase or redeem shares of a particular series of authorized preferred stock. Depending upon the voting rights granted to any series of authorized preferred stock, issuance thereof could result in a reduction in the voting power of the holders of common stock. In the event of any dissolution, liquidation or winding up of the company, whether voluntary or involuntary, the holders of each series of the then outstanding authorized preferred stock may be entitled to receive, prior to the distribution of any asset or funds to the holders of common stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for authorized preferred stock, the liquidation preference of authorized preferred stock and other matters, the issuance of authorized preferred stock could result in a reduction in the assets available for distribution to the holders of common stock in the event of the liquidation of the company.

         As of February 9, 2000, the only authorized preferred stock is (i) a series of 100,000 authorized shares of Series A preferred stock of which 80,000 shares are outstanding and (ii) a series of 350,000 authorized shares of Series B preferred stock, of which all 350,000 shares have been converted into common stock and canceled. Following is a brief summary of certain provisions of each outstanding authorized preferred stock.

Series A Preferred Stock

         There were 80,000 shares of Series A preferred stock outstanding on June 30, 1999, owned by Larry Cahill (40,000 shares), Lawrence R. Biggs, Jr. (24,000 shares), Donald G. McLellan (8,000 shares), and Vision Finance & Management (8,000 shares).

         Voting Rights. Holders of Series A preferred stock have no right to vote their shares, except that holders of Series A preferred stock, voting as a separate class by majority vote, must approve any amendment to the Designation of Rights and Preferences of Series A preferred stock, to (i) increase or decrease the number of authorized shares of Series A preferred stock, (ii) increase or decrease the issue price, (iii) effect an exchange, reclassification or cancellation of all or part of the shares of Series A preferred stock, (iv) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into shares of Series A preferred stock, (v) change the designations, preferences, limitations, or relative rights of the Series A preferred stock, (vi) change the shares of Series A preferred stock into the shares of another class, or (viii) cancel or otherwise affect accumulated but undeclared dividends on the Series A preferred stock.

         Preemptive Rights. No holder of Series A preferred stock will be entitled as a matter of right to subscribe or receive additional shares of any class of stock of the company, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into such stock.

         Liquidation Rights. In the event of any liquidation, dissolution or winding up of the company, holders of Series A preferred stock are entitled to be paid an amount equal to $100 per share. Such Series A preferred stock amount is to be paid before any amounts are distributed to the holders of the common stock.

         Conversion Rights. There are no conversion rights for holders of Series A preferred stock.

         Dividends. The holders of Series A preferred stock are not entitled to receive any dividends.

         Redemption Rights. The Series A preferred stock is redeemable by the company. The redemption price is $100 per share.

Certain Rights of Holders of Common Stock

         The company is a Nevada corporation organized under Chapter 78 of the Nevada Revised Statutes. Accordingly, the rights of the holders of common stock are governed by Nevada law. Moreover, the rights of holders of common stock differ from the rights of such holders of equity in the corporation or other entity acquired by virtue of different provisions appearing in the Articles of Incorporation and bylaws of the company. Although it is impracticable to set forth all of the material provisions of the Nevada statutes or the company's Articles and bylaws, the following is a summary of certain significant provisions of the Nevada statutes and/or the company's Articles and bylaws that affect the rights of securities holders.

Possible Anti-Takeover Provisions

         Special Meetings of Stockholders; Director Nominees. The company's bylaws and Articles provide that special meetings of stockholders may be called by stockholders only if the holders of at least 66-2/3% of the common stock join in such action. The bylaws and Articles also provide that stockholders desiring to nominate a person for election to the Board of Directors must submit their nominations to the company at least 60 days in advance of the date on which the last annual stockholders' meeting was held, and provide that the number of directors to be elected (within the minimum - maximum range of 3-21 set forth in the Articles and bylaws) shall be determined by the Board of Directors or by the holders of at least 66-2/3% of the common stock. While these provisions of the Articles and bylaws have been established to provide a more cost-efficient method of calling special meetings of stockholders and a more orderly and complete presentation and consideration of stockholder nominations, they could have the effect of discouraging certain stockholder actions or opposition to candidates selected by the Board of Directors and provide incumbent management a greater opportunity to oppose stockholder nominees or hostile actions by stockholders. The affirmative vote of holders of at least 66-2/3% of the common stock is necessary to amend, alter or adopt any provision inconsistent with or repeal any of these provisions.

         Removal of Directors. The Articles of the company provide that directors may be removed from office only for cause by the affirmative vote of holders of at least 66-2/3% of the common stock. Cause means proof beyond the existence of a reasonable doubt that a director has been convicted of a felony, committed gross negligence or willful misconduct resulting in a material detriment to the company, or committed a material breach of such director's fiduciary duty to the company resulting in a material detriment to the company. The inability to remove directors except for cause could provide incumbent management with a greater opportunity to oppose hostile actions by stockholders. The affirmative vote of holders of at least 66-2/3% of the common stock is necessary to amend, alter or adopt any provision inconsistent with or repeal this provision.

         Control Share Statute. Sections 78.378 - 78.3793 of the Nevada statutes constitute Nevada's control share statute, which set forth restrictions on the acquisition of a controlling interest in a Nevada corporation which does business in Nevada (directly or through an affiliated corporation) and which has 200 or more stockholders, at least 100 of whom are stockholders of record and residents of Nevada. A controlling interest is defined as ownership of common stock sufficient to enable a person directly or indirectly and individually or in association with others to exercise voting power over at least 20% but less than 33.3% of the common stock, or at least 33.3% but less than a majority of the common stock, or a majority or more of the common stock. Generally, any person acquiring a controlling interest must request a special meeting of stockholders to vote on whether the shares constituting the controlling interest will be afforded full voting rights, or something less. The affirmative vote of the holders of a majority of the common stock, exclusive of the control shares, is binding. If full voting rights are not granted, the control shares may be redeemed by the company under certain circumstances. If full voting rights are granted, stockholders voting against such rights being granted may demand payment from the company for the fair value of their shares. The Board of Directors may adopt a resolution amending the Bylaws within ten days following the acquisition of any controlling interest to provide that the foregoing provisions shall not be applicable to such acquisition. The company does not believe the foregoing provisions of the Nevada statutes are presently applicable to it because it does not presently conduct business in Nevada; however, if in the future it does conduct business in Nevada then such provisions may apply.

         Business Combination Statute. Sections 78.411 - 78.444 of the Nevada statutes set forth restrictions and prohibitions relating to certain business combinations and prohibitions relating to certain business combinations with interested stockholders. These Sections generally prohibit any business combination involving the company and a person that beneficially owns 10% or more of the common stock (an "Interested Stockholder") (A) within five years after the date (the "Acquisition Date") the Interested Stockholder became an Interested Stockholder, unless, prior to the Acquisition Date, the company's Board of Directors had approved the combination or the purchase of shares resulting in the Interested Stockholder becoming an Interested Stockholder; or
(B) unless five years have elapsed since the Acquisition Date and the combination has been approved by the holders of a majority of the common stock not owned by the Interested Stockholder and its affiliates and associates; or

(C) unless the holders of common stock will receive in such combination, cash and/or property having a fair market value equal to the higher of (a) the market value per share of common stock on the date of announcement of the combination or the Acquisition Date, whichever is higher, plus interest compounded annually through the date of consummation of the combination less the aggregate amount of any cash dividends and the market value of other dividends, or (b) the highest price per share paid by the Interested Stockholder for shares of common stock acquired at a time when he owned 5% or more of the outstanding shares of common stock and which acquisition occurred at any time within five years before the date of announcement of the combination or the Acquisition Date, whichever results in the higher price, plus interest compounded annually from the earliest date on which such highest price per share was paid less the aggregate amount of any cash dividends and the market value of other dividends. For purposes of these provisions, a "business combination" is generally defined to include (A) any merger or consolidation of the company or a subsidiary with or into an Interested Stockholder or an affiliate or associate; (B) the sale, lease or other disposition by the company to an Interested Stockholder or an affiliate or associate of assets of the company representing 5% or more of the value of its assets on a consolidated basis or 10% or more of its earning power or net income; (C) the issuance by the company of any of its securities to an Interested Stockholder or an affiliate or associate having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the company; (D) the adoption of any plan to liquidate or dissolve the company proposed by or under an agreement with the Interested Stockholder or an affiliate or associate; (E) any receipt by the Interested Stockholder or an affiliate, except proportionately as a stockholder, of any loan, advance, guarantee, pledge or other financial assistance or tax credit or other tax advantage; and (F) any recapitalization or reclassification of securities or other transaction that would increase the proportionate shares of outstanding securities owned by the Interested Stockholder or an affiliate. Sections 78.411
- 78.444 of the Nevada statutes are presently applicable to the company.

         Special Meetings. The company's bylaws and Articles provide that special meetings of the stockholders of the company may be called by the Chairman of the Board, the Board of Directors or upon written request of stockholders holding not less than 66 2/3% of the common stock.

         Mergers, Consolidations and Sales of Assets. Nevada law provides that an agreement of merger or consolidation, or the sale or other disposition of all or substantially all of a corporation's assets, must be approved by the affirmative vote of the holders of a majority of the voting power of the corporation (except that no vote of the stockholders of the surviving corporation is required to approve a merger if certain conditions are met, unless the articles of incorporation of such corporation states otherwise, and except that no vote of stockholders is required for certain mergers between a corporation and a subsidiary), but does not require the separate vote of each class of stock unless the corporation's articles of incorporation provides otherwise (except that class voting is required in a merger if shares of the class are being exchanged or if certain other rights of the class are affected). The company's Articles do not alter the provisions of Nevada law.

         Directors; Removal of Directors. Under Nevada law, the number of directors may be fixed by, or determined in the manner provided in, the articles of incorporation or by-laws, and the Board of Directors may be divided into classes as long as at least 25% in number of the directors are elected annually. Nevada law further requires that a corporation have at least one director. Directors may be removed under Nevada law with or without cause by the holders of not less than two-thirds of the voting power of the corporation, unless a greater percentage is set forth in the articles of incorporation.

         Amendments to Bylaws. The company's bylaws may be amended by the Board of Directors or stockholders, provided, however that certain provisions can only be amended by the affirmative vote of holders of at least 66 2/3% of the common stock. These provisions relate to special meetings of stockholders, actions by written consent of stockholders, nomination of directors by stockholders, proceedings for the conduct of stockholder's meetings and the procedures for fixing the number of and electing directors.

Limitation on Liability of Directors

         Section 78.037 of the Nevada statutes provides that a Nevada corporation may limit the personal liability of a director or officer to the corporation or its stockholders for breaches of fiduciary duty, except that such provision may not limit liability for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or payment of dividends or other distributions in violation of the Nevada statutues. The company's Articles provide that no director shall be personally liable to the company or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability (A) for any breach of the director's duty of loyalty to the company or its stockholders, (B) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (C) liability under the Nevada statutes, or (D) for any transaction from which the director derived an improper personal benefit.

         In the opinion of the Securities and Exchange Commission, the indemnification and limitation of liability provisions described in "-- Indemnification of Directors and Officers", above, and "-- Limitation on Liability of Directors" would not eliminate or limit the liability of directors and officers under the federal securities laws.

Appraisal Rights

         The Nevada statutes provides dissenting or objecting security holders with the right to receive the fair value of their securities in connection with certain extraordinary corporate transactions. These appraisal rights are available with respect to certain mergers and share exchanges and in connection with the granting of full voting rights to control shares acquired by an interested stockholder. However, unless the transaction is subject to the control share provisions of the Nevada statutes, a stockholder of a Nevada corporation may not assert dissenters' rights, in most cases, if the stock is listed on a national securities exchange or held by at least 2,000 stockholders of record (unless the articles of incorporation expressly provide otherwise or the security holders are required to exchange their shares for anything other than shares of the surviving corporation or another publicly held corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders).

Distributions

         Dividends and other distributions to security holders are permitted under the Nevada statutes as authorized by a corporation's articles of incorporation and its board of directors if, after giving effect to the distribution, the corporation would be able to pay its debts as they become due in the usual course of business and the corporation's total assets would exceed the sum of its total liabilities plus (unless the articles of incorporation provide otherwise) the amount needed to satisfy the preferential rights on dissolution of holders of stock whose preferential rights are superior to those of the shares receiving the distribution.

Preemptive Rights

         Under the Nevada statutes, stockholders of Nevada corporations organized prior to October 1, 1991 have preemptive rights unless the articles of incorporation expressly deny those rights or the stock issuance is among those described in Section 78.265. A stockholder who has preemptive rights is entitled, on terms and conditions prescribed by the board of directors, to acquire proportional amounts of the corporation's unissued or treasury shares in most instances in which the board has decided to issue them. The company's Articles expressly deny availability of preemptive rights to the company's stockholders.

Cumulative Voting

         Under the Nevada statutes, the articles of incorporation of a corporation may provide for cumulative voting, which means that the stockholders are entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and then cast the product for a single candidate or distribute the product among two or more candidates. Cumulative voting is not available to stockholders of a Nevada corporation, however, unless its articles expressly provide for that voting right, and the company's Articles do not contain a provision permitting stockholders to cumulate their votes when electing directors.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered by this Prospectus will be passed upon for the company by Glast, Phillips & Murray, a Professional Corporation, Dallas, Texas. Ronald L. Brown, an attorney with Glast Phillips & Murray, is a director of the company and owns 50,000 shares of common stock and options to acquire 150,000 shares of common stock. Another member of the firm owns warrants to purchase 30,000 shares of common stock.

                             AVAILABLE INFORMATION'

         The company has filed under the Securities Act with the SEC a registration statement on Form S-3 with respect to its shares of common stock offered hereby. This prospectus was filed as a part of the registration statement. As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the registration statement, and reference is hereby made to the registration statement for further information with respect to the company and its common stock.

         The company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy and information statements, and other information with the SEC. Reports, proxy statements and other information filed by the company with the SEC pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048; Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604; and Suite 500 East, 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material may also be obtained upon written request addressed to the SEC, Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that filed electronically with the SEC at http://www.sec.gov.

         No person has been authorized to give any information or to make any representation other than as contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company. Neither the delivery of this prospectus nor any sale of common stock made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered by this prospectus to any person or by anyone in any jurisdiction in which it is unlawful to make such an offer or solicitation.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         Registration Fee............................................. $9,300.67
         Printing Expenses ...........................................  1,000.00
         Legal Fees and Expenses......................................  5,000.00
         Accounting Fees and Expenses.................................  1,000.00
         Blue Sky Fees................................................         0
         Engineering Fees and Expenses................................         0
         Miscellaneous................................................         0
                                                                      ----------

                  Total ............................................. $16,300.67
                                                                      ==========
------------------------
*        Estimated

         All of the above expenses will be paid by the company.

Item 15.  Indemnification of Directors and Officers.

         Section 78.751 of the Nevada Revised Statutes ("NRS") provides broad authority for indemnification of directors and officers. The Articles of Incorporation of MAX Internet Communications, Inc. (the "Registrant" or the "Company") provide for indemnification of its officers and directors to the fullest extent permitted by the NRS.

         As permitted by Section 78.037 of the NRS, the Registrant's Articles of Incorporation provide that a director shall not be liable for monetary damages for breach of his fiduciary duty as a director except in certain limited circumstances.

         Each Selling Stockholder has agreed to indemnify the Registrant, the officers and directors and controlling persons of the Registrant, and the employees of the Registrant who sign the Registration Statement against certain liabilities incurred in connection with this offering as the result of claims made under the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act") or state law.

Item 16.  Exhibits.

Exhibit

Number            Description of Exhibits
------            -----------------------

2.1 Agreement and Plan of Reorganization, dated June 9, 1997, among Newcorp One, Inc. and the shareholders of Voxcom Systems, Inc. (filed as Exhibit 2.01 to the company's Form 10-SB filed with the Securities and Exchange Commission on May 15, 1998 (the "Form 10-SB"), and incorporated herein by reference).

2.2.1 Stock Purchase Agreement, dated June 30, 1997, among Voxcom Holdings, Inc. and the shareholders of AmeraPress, Inc. (filed as Exhibit 2.02.1 to the company's Form 10-SB, and incorporated herein by reference).

2.2.2 Promissory Note, dated June 30, 1997, in connection with Stock Purchase Agreement between Voxcom Holdings, Inc. and the shareholders of AmeraPress, Inc. (filed as Exhibit 2.02.2 to the company's Form 10-SB, and incorporated herein by reference).

2.2.3 Security Agreement-Pledge, dated June 30, 1997, in connection with Promissory Note between Voxcom Holdings, Inc. and the shareholders of AmeraPress, Inc. (filed as Exhibit 2.02.3 to the company's Form 10-SB, and incorporated herein by reference).

2.3.1          Stock Purchase Agreement regarding MAXpc (filed as Exhibit 2.03.1
               to  the  company's  Form  10-SB,  and   incorporated   herein  by
               reference).

2.3.2 Employment Agreement with Gary Raabe (filed as Exhibit 2.03.2 to the company's Form 10-SB, and incorporated herein by reference).

3.1 Restated Articles of Incorporation of Newcorp One, Inc., dated June 12, 1997 (filed as Exhibit 3.01 to the company's Form 10-SB, and incorporated herein by reference).

3.2 By-laws of Voxcom Holdings, Inc. (filed as Exhibit 3.02 to the company's Form 10-SB, and incorporated herein by reference).

3.3            Certificate of Decrease in Authorized and Issued Shares (filed as
               Exhibit 3.03 to the company's Form 10-SB, and incorporated herein by reference).

3.4            Certificate of  Designation  regarding  Series A Preferred  Stock
               (filed  as  Exhibit  3.04  to  the  company's  Form  10-SB,   and
               incorporated herein by reference).

3.5 Amended and Restated Certificate of Designations, Preferences and Rights of Preferred Stock creating the Series B Preferred Stock (filed as Exhibit 3.05 to the company's Form 10-SB, and incorporated herein by reference.)

4.1.1 Securities Purchase Agreement dated June 19, 1998 with Carmax Investments, Inc. (filed as Exhibit 4.01.1 to the company's Form 10-SB and incorporated herein by reference)

4.1.2 5% Convertible Debenture due May 31, 2000 dated June 19, 1998 (filed as Exhibit 4.01.2 to the company's Form 10-SB and incorporated herein by reference)

4.2.1. Securities Purchase Agreement dated June 22, 1998 among the company and Dominion Capital Fund, Ltd. and Sovereign Partners Limited Partnership (filed as Exhibit 4.02.1 to the company's Form 10SB and incorporated herein reference.)

4.2.2 Registration Rights Agreement (filed as Exhibit 4.02.2 to the company's Form 10SB and incorporated herein reference.)

4.3.1 Stock Purchase Agreement dated February 23, 1999 to purchase the outstanding Series B Preferred Stock (filed as Exhibit (1) to the Company's Form 8-K dated March 31, 1999 and incorporated herein by reference)

4.3.2 Assignment dated March 26, 1999 (filed as Exhibit (2) to the Company's Form 8- K dated March 31, 1999 and incorporated herein by reference)

4.3.3 Stock Purchase Agreement dated March 26, 1999 to purchase 4,000,000 shares of Common Stock (filed as Exhibit (3) to the Company's Form 8-K dated March 31, 1999 and incorporated herein by reference)

4.3.4 Distribution Agreement (filed as Exhibit (4) to the Company's Form 8-K dated March 31, 1999 and incorporated herein by reference)

4.3.5 Voting Agreement (filed as Exhibit (5) to the Company's Form 8-K dated March 31, 1999 and incorporated herein by reference.

*5.1 Opinion of Glast, Phillips & Murray, a Professional Corporation, concerning legality.

10.2 1997 Stock Bonus Plan (filed as Exhibit 10.02 to the company's Form 10-SB, and incorporated herein by reference).

10.4 Settlement Agreement with FTC (filed as Exhibit 10.04 to the company's Form 10-SB, and incorporated herein by reference).

10.5           Consulting  Agreement  with  Jande  International  Holdings,  LLC
               (filed  as  Exhibit  10.05  to  the   company's   Form  10SB  and
               incorporated herein by reference).

10.6           Consulting Agreement with S.G. Consulting,  Inc.(filed as Exhibit
               10.06 to the company's Form 10SB and incorporated herein by reference).

10.7 Investment Banking and Consulting Agreement dated August 26, 1998 between the company and Lloyd Wade Securities, files as Exhibit
               10.6 to the company's Form SB-2, file no 333-61105, and incorporated herein by reference.

10.8 Stock Purchase Agreement dated September 30, 1998 among the company, Kim Crowther and Brian Jensen.

10.9.1 Securities Purchase Agreement with Boxer Partners, LLC dated January 26, 2000 to purchase 727,273 shares of Common Stock filed as an exhibit to Registrant's Form 10QSB for the quarter ended December 31, 1999 and incorporated herein by reference.

10.9.2 Warrant issued to Boxer Partners, LLC filed as an exhibit to Registrant's Form 10QSB for the quarter ended December 31, 1999 and incorporated herein by reference.

10.9.3 Registration Rights Agreement with Boxer Partners, LLC filed as an exhibit to Registrant's Form 10QSB for the quarter ended December 31, 1999 and incorporated herein by reference.

10.10 Subscription Agreement with Nexus Co., Ltd. to purchase 125,000 shares of Common Stock filed as an exhibit to Registrant's Form 10QSB for the quarter ended December 31, 1999 and incorporated herein by reference.

10.11 Subscription Agreement with OBM Corporation to purchase 125,000 shares of Common Stock filed as an exhibit to Registrant's Form 10QSB for the quarter ended December 31, 1999 and incorporated herein by reference.

10.12 Subscription Agreement with Private Equity Japan Co., Ltd. to purchase 125,000 shares of Common Stock filed as an exhibit to Registrant's Form 10QSB for the quarter ended December 31, 1999 and incorporated herein by reference.

10.13          Stock  Purchase  Agreement  with Clear  Springs  Investment  Ltd.
               dated as of December 31, 1999 for the sale of MAX Internet Communications do Brasil, LTDA, filed as Exhibit 10.13 to Registrant's Form 10-QSB for the quarter ended December 31, 1999.

*21.1          Subsidiaries.

23.1 Consent of Glast, Phillips & Murray, A Professional Corporation (contained in Exhibit 5.1).

* 23.2         Consent of Grant Thornton LLP.

24.1 Power of attorney from directors and officers (see signature pages to this Registration Statement).

-----------------------------

*  Filed herewith.

Item 17.  Undertakings.

          (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus  required by Section  10(a)(3)
               of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement; and

                    (iii) To include any additional or changed material information on the plan of distribution; provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to the Exchange Act that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on February 29, 2000.

                                      MAX INTERNET COMMUNICATIONS, INC.


                                      By:  /s/Lawrence R. Biggs, Jr.
                                           -------------------------
                                           Lawrence R. Biggs, Jr.
                                           Chief Executive Officer and Director

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature to the Registration Statement appears below hereby appoints Lawrence R. Biggs, Jr. and Donald G. McLellan, or either one of them, as such person's attorney-in-fact with full power to act alone, with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities to sign on such person's behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such
changes  and  additions  as  such   attorney-in-fact   may  deem   necessary  or
appropriate.

        Name                          Office                           Date

/s/Lawrence R. Biggs, Jr.         Chief Executive Officer      February 29, 2000
-------------------------         and Director (Principal
Lawrence R. Biggs, Jr.            Executive Officer)

/s/Donald G. McLellan             Director                     February 29, 2000
-------------------------
Donald G. McLellan

/s/Lawrence A. Cahill             Director                     February 29, 2000
-------------------------
Lawrence A. Cahill

/s/Ronald L. Brown                Director                     February 29, 2000
-------------------------
Ronald L. Brown

/s/Brahil Santos                  Director                     February 29, 2000
-------------------------
Brahil Santos

/s/Harold L. Clark                Director                     February 29, 2000
-------------------------
Harold L. Clark

/s/Brian K. Norman                Director                     February 29, 2000
-------------------------
Brian K. Norman

/s/Robert B. Kuhnemund            Director                     February 29, 2000
-------------------------
Robert B. Kuhnemund

/s/Leslie D.Crone                 Principal Financial          February 29, 2000
-------------------------         Officer, Controller and
Leslie D. Crone                   Principal Accounting
                                  Officer






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